SALE OF 35 INDUSTRIAL PARKWAY, SOMERVILLE, NJ


     This Agreement of Sale made this 30th day of March, 1998, by and between Biosearch Medical Products, Inc. a New Jersey Corporation, with its principle place of business at 35 Industrial Parkway, Somerville, N.J. 08876 ("Seller") and Hydromer, Inc. a New Jersey Corporation, with its principle place of business at 35 Columbia Road, North Branch, N.J. 08876 ("Purchaser")


                                   WITNESSETH:

     WHEREAS, The Seller is the owner of certain real property premises located in the municipality of Branchburg, County of Somerset, and State of New Jersey; and

     WHEREAS, Purchaser desires to purchase said premises from Seller; and

     WHEREAS, the parties hereto desire to set forth their mutual understandings and agreements with respect to the sale and purchase of said premises.

     NOW, THEREFORE, in consideration of the mutual promises and covenants herein contained, the parties hereto agree as follows:

     1. AGREEMENT TO SELL: Seller hereby agrees to sell and Purchaser hereby agrees to purchase those real property premises consisting of approximately 6.2 acres situated in the Township of Branchburg, County of Somerset and State of New Jersey. The premises are commonly known as 35 Industrial Parkway, Somerville, New Jersey and are also known as Lot 3D, Block 13, as shown on the current tax map of the Township of Branchburg. The premises are more specifically described on Schedule A attached hereto and made a part hereof. All machinery and trade fixtures are not included in the sale.

     2. PURCHASE PRICE: The purchase price for the premises shall be Eight Hundred Fifty Thousand Dollars ($850,000) and a 3 year lease back of approx 16,500 sq. ft. from Purchaser to Seller beginning on the date of closing said terms of lease are set forth on Schedule B1 attached hereto, subject to adjustments as hereinafter provided in Paragraph 8, payable as follows:

     (a) Upon  execution  hereof,  the  receipt  of which is
hereby  acknowledged,  to be held in escrow by escrow  agent pending  closing and pursuant to the provisions of Paragraph
4                                                                       $ 85,000

     (b) Balance to be paid at closing of title by certified, bank, cashier's, or attorneys' trust


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SALE OF 35 INDUSTRIAL PARKWAY                                             Page-2
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account check or pursuant to Seller's wire instructions               $  765,000

     (c) A three year  fully  paid  lease of approx.  16,500
square feet, which the parties value at $ 346,500.                    $  346,500

                                             Total Purchase Price     $1,196,500

     3. TITLE:

     (a) Title to the premises shall be good, marketable, with title valid of record, and insurable by a title insurance company of Purchaser's choice authorized to do business in the State of New Jersey, subject to the following exceptions which shall be deemed "Permitted Exceptions":

Subject to a mortgage given by seller to the New Jersey Economic Development Authority which seller will satisfy with part of the Purchase Price.

Subject to all other exceptions of record which would not render title to the premises unmarketable, nor would materially interfere with the Purchaser's Intended Use of the premises, or:

          (i) Laws, regulations or ordinances of federal, state, county or local entities or agencies having jurisdiction over the premises, provided same do not prohibit the use and enjoyment of the premises for Purchaser's Intended Use, as described in Paragraph 6(a)(i) below.

          (ii) Easements, covenants, and restrictions of record, provided the same have not been violated, would not render title to the premises unmarketable, nor would materially interfere with the Purchaser's Intended Use of the premises.

          (iii) Such state of facts as would be shown on an accurate survey of the premises, provided such facts do not render title to the premises unmarketable, would not materially interfere with Purchaser's Intended Use of the premises, nor would reveal encroachments onto the premises from adjoining properties or from the premises onto adjoining properties.

     The existence of mortgages on the premises shall not constitute a non-Permitted Exception, provided the outstanding principal balance and accrued interest due and owing thereon is less than the balance of the purchase price described in Paragraph 2(b). In the event the amounts due under such mortgages are



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SALE OF 35 INDUSTRIAL PARKWAY                                             Page-3
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less than the balance of the purchase price  described in Paragraph  2(c),  then the Purchaser shall be permitted to use a portion of the closing proceeds to satisfy such amounts.

     (b) Within thirty (30) days from the date hereof, Purchaser shall procure a preliminary certificate of title from a title insurance company of Purchaser's choice licensed to do business in the State of New Jersey. Purchaser shall promptly notify Seller, in writing, of any title exceptions set forth in such preliminary certificate or in any amendments thereto which are not Permitted Exceptions. Seller shall then have a thirty (30) day period after such notice to clear or remove the non-Permitted Exceptions to the satisfaction of Purchaser and Purchaser's title company.

     (c) In the event Seller is unable, after due diligence, to remove the non-Permitted Exceptions and deliver title as required in Paragraph 3(a) above, Purchaser shall have the right either to accept such title as Seller is able to convey, without abatement of the purchase price, or to terminate this Agreement.

     4. ESCROW AGENT AND DEPOSIT:

     (a) The escrow agent referred to in Paragraph 2 above shall be Smith, Stratton, Wise, Herher & Brennan, attorneys at Law, (600 College Road-East, Princeton, N.J. 08540) (hereinafter referred to as "Escrow Agent"). The Escrow Agent shall hold the deposit and interest accrued thereon (hereinafter "escrow funds") pursuant to an ESCROW AGREEMENT, the form being attached to this AGREEMENT as Schedule C.

     (b) Upon closing of title, the Escrow Agent shall deliver the escrow funds to Seller. Purchaser shall be entitled to a credit against the purchase price for the deposit but not the interest.

     (c) In the event that pursuant to this Agreement or by mutual consent of Seller and Purchaser this Agreement is terminated, the Escrow Agent shall deliver the deposit and all interest earned thereon to the Purchaser. In that event, the Purchaser herein agrees to execute any and all documents necessary to confirm that Purchaser shall be liable to any taxing authority for taxes with respect to such interest. The Purchaser's obligation herein shall survive the termination of this Agreement.

     (d) In the event that there is no closing, nor a termination of this Agreement in accordance with its terms or by mutual consent of Seller and Purchaser, and/or one party shall allege default or breach by the other party as the cause, the Escrow Agent shall continue to hold said escrow funds pending an order from a court of competent jurisdiction or mutual consent of Seller and Purchaser.



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SALE OF 35 INDUSTRIAL PARKWAY                                             Page-4
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     (e)  Notwithstanding  the terms of  subparagraphs  (c) and (d)  above,  the parties hereto agree that the question of which party is entitled to the deposit and when shall be governed by other paragraphs of this Agreement other than this Paragraph 4, and that this Paragraph 4 shall determine the procedures by which the Escrow Agent shall make disbursements. If Seller claims at any time that it is entitled to the escrow funds on account of any default by Purchaser, Seller shall notify Escrow Agent, in writing, requesting payment to Seller. If within ten (10) days of Escrow Agent's receipt of such notice Purchaser has not objected to the payment thereof to Seller, Escrow Agent shall pay same to Seller. If Purchaser objects, then subparagraph (d) above shall apply. If on the date set for closing Purchaser does not object, in writing, to the payment of the escrow funds to Seller in accordance with Paragraph 4(b), then Escrow Agent shall pay to Seller such sums. If Purchaser objects, in writing, to such payment, then subparagraph 4(d) above shall apply. If Purchaser claims at any time that it is entitled to the return of the escrow funds in accordance with this Agreement, Purchaser shall notify the Escrow Agent, in writing, of its claim for same. If within ten (10) days of Escrow Agent's receipt of such notice Seller has not objected to the payment thereof to Purchaser, Escrow Agent shall pay same to Purchaser. If Seller objects, then the provisions of subparagraph 4(d) shall apply. Both Seller and Purchaser agree that in connection with any written notification to be given to the Escrow Agent, a copy of such written notification shall be served upon the other party and the party giving such notice shall have the unconditional obligation to provide Escrow Agent with evidence satisfactory to Escrow Agent that a copy of the written demand has been delivered to the other party. Each party undertakes the obligation to provide such notice and provide evidence of such notice to Escrow Agent. Until such obligation has been satisfied, any time period described in this subparagraph
(e) shall not commence to run.

     (f) The Seller and Purchaser acknowledge that the Escrow Agent has represented both Purchaser and Seller in different matters but such fact shall not disqualify Escrow Agent from representing the Purchaser in this transaction.

     (g) Seller and Purchaser agree that upon Escrow Agent's disbursement of the escrow funds to Seller or to Purchaser, in accordance with the terms set forth hereinabove or upon deposit thereof with a court of competent jurisdiction, the Escrow Agent shall have no further obligation under this Agreement or with respect of the escrow funds.

     5. TERMINATION OF AGREEMENT: If, pursuant to the terms of this Agreement, this Agreement shall be terminated or canceled then subject to Paragraph 4 hereof, Escrow Agent shall return the escrow funds to Purchaser and neither Seller nor Purchaser shall have any further liability to the other.

     6. PURCHASER'S INTENDED USE: Seller and Purchaser agree that Purchaser is purchasing the premises for the purpose of utilizing the premises for research and


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SALE OF 35 INDUSTRIAL PARKWAY                                             Page-5
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development of polymers and polymer based product, including but not limited the storage and mixing of chemicals used for, and the coating of medical/industrial devices subject to all federal state and municipal laws and regulations. Seller represents that to Seller's best knowledge, the premises can be so used in a lawful manner provided Buyer meets all legal requirements at its own expense.

     7. PURCHASER'S CONTINGENCIES: It is understood and agreed that the obligation of Purchaser to purchase the premises is expressly contingent upon the achievement or satisfaction of all of the following conditions, any or all of which the Purchaser shall have the right to waive, in whole or in part. The Purchaser shall not have the right to extend any time periods referred to herein unless such extension is agreed to in writing signed by both Seller and Purchaser. Said conditions are as follows:

     (a) Purchaser obtaining a commitment (the "Commitment") from any bank ("the Lender") for a mortgage loan (the "Loan") in the amount of not less then $722,500 with interest at the prevailing rates and terms reasonable to Purchaser. Purchaser agrees to make immediate application for such Loan and promptly comply with all of such Lender's reasonable requirements in connection with such Loan. Purchaser shall proceed with due diligence to obtain such commitment. In the event Purchaser has not obtained the Commitment from the Lender within thirty (30) days of the date on which Seller and Purchaser have both duly executed this Agreement and each has received a fully executed counterpart thereof (the "Execution Date"), either party may terminate this Agreement by written notice sent before close of business, May 4, 1998 or this contingency is waived.

     (b) Environmental. Seller will deliver an approval of a negative declaration issued by the NJ DEP dated January 12, 1998 pursuant to the Industrial Site Recovery Act (N.J.S.A. 13:1K-6 et seq.). Purchaser will review and accept this document, subject to a representation by Seller at closing that there are no material changes and further subject to: 1. acceptance by lender and 2. no requirement by the NJ DEP for a subsequent filing.

     If at any  time any  seepage,  presence  of or  exposure  to any  hazardous substance or chemical, toxic or other waste (collectively "Hazardous Substances") occurs or exists on the premises, then Purchaser may terminate this Agreement.

     (c) Feasibility Study

     (i) The Purchaser shall have a period of thirty (30) days from the Execution Date ("Feasibility Period") in which to make such zoning, legal, title, engineering, soil, environmental, geological and other technical studies, tests, investigations and inquiries as shall deem necessary and appropriate, all at the Purchaser's sole cost and expense, in order to determine whether the premises is


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SALE OF 35 INDUSTRIAL PARKWAY                                             Page-6
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suitable for Purchaser's use.

     (ii) In the event that the Purchaser determines, that as a result of the tests, studies and investigations, that it is unwilling to proceed with the acquisition of the premises because the premises is not suitable for Purchaser's purposes, the Purchaser shall have the right, upon written notice to the Seller delivered on or before the 30th day of the Feasibility Period, to cancel this Agreement in which event the Deposit heretofore paid by the Purchaser shall be returned and there shall be no further liability or obligation on the part of either party hereto.

     (iii) From and after the date hereof, the Purchaser shall have the right to enter upon the premises for the purpose of making, at its sole cost and expense, the various tests, studies and investigations, authorized herein. Additionally, the Purchaser agrees to indemnify, defend and hold harmless the Seller herein from and against any claims, damage or losses caused by the Purchaser's entry upon the premises. This indemnification and hold harmless agreement extends to any loss occasioned to the premises or the Seller resulting from the conduct or access of the Purchaser's representative as well as by its contractors, subcontractors, business invitees and/or licensees.

     (iv) The Purchaser agrees to restore the premises promptly following the completion of the tests herein permitted to the condition of said premises immediately prior to the Purchaser's entry thereon.

     If the contingencies set forth in this Paragraph 7 are not satisfied within the applicable contingency period and the Agreement is terminated in accordance with the terms hereof, the Escrow Agent shall refund the Deposit to Purchaser and neither party shall have any further liability to the other hereunder."

     Purchaser agrees to use reasonable diligence and act in good faith in pursuit of the satisfaction of all contingencies.

     In connection with the satisfaction of contingencies, Seller, without charge to Purchaser but without assuming any financial obligation, agrees to fully cooperate with Purchaser and execute all applications, confirmations and other documents necessary to permit Purchaser to satisfy contingencies. In connection with any contingency, Purchaser shall advise Seller, in writing, by the date when Purchaser shall have the right to terminate this Agreement for non-satisfaction of the contingency or shall have satisfied the contingency whether or not Purchaser (a) has satisfied the contingency, or (b) is terminating this Agreement for non-satisfaction. If by such date Purchaser has not so advised Seller, then at any time commencing on the next day thereafter, Seller shall have the right to terminate this Agreement by written notice to Purchaser thereof. If neither Seller nor Purchaser has terminated this


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SALE OF 35 INDUSTRIAL PARKWAY                                             Page-7
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Agreement by reason of  non-satisfaction  of a  contingency,  nor  Purchaser has advised Seller that such contingency has been satisfied, then the time period within which such contingency can be satisfied shall continue until the earlier of (i) Seller's written notification to Purchaser that this Agreement has been
terminated  for  non-satisfaction  of  contingency,   (ii)  Purchaser's  written
notification   to  Seller  that  this   Agreement   has  been   terminated   for
non-satisfaction of contingency, or (iii) Purchaser's notification to Seller that the contingency has been satisfied or waived. It is the intention of this paragraph to provide that this Agreement shall not automatically terminate nor will any contingency be deemed automatically satisfied on any contingency period termination date unless and until Seller and/or Purchaser, as applicable, shall have affirmatively advised the other party as to the status of the matter.

     8. CLOSING AND DELIVERY OF DOCUMENTS: Closing of title shall take place on or about June 1, 1998 or within thirty (30) days of the waiver or satisfaction of all of Purchaser's Contingencies, whichever date shall first occur, at such time as is convenient for and agreed to by the parties. At the closing which will take place at the premises, Seller shall deliver a Deed of Bargain and Sale with Covenant against Grantors Acts, an affidavit of title, a corporate resolution authorizing the sale, an affidavit that the Seller is not a foreign person as defined in Section 1445 of the Internal Revenue Code ("FIRPTA Affidavit") and shall deliver and/or execute such other documents as Purchaser's title insurance company and/or mortgage lender may reasonably request or require. Seller agrees that it shall not convey title pursuant to a power of attorney. In the event Purchaser obtains a survey of the premises from a surveyor licensed in the State of New Jersey, Seller agrees to use a legal description in accordance with such survey, provided such survey is certified to Seller, a copy of which shall be provided to Seller by Purchaser in advance of closing. Seller and Purchaser agree to exchange copies of the closing documents not less than five (5) days prior to closing.

     9. ADJUSTMENTS AT CLOSING: At the time of closing and delivery of deed, taxes, water and sewer charges, if applicable, shall be adjusted between Seller and Purchaser as of the closing date with charges for the day of closing attributable to the Seller. Seller shall bear the expense of payment of the realty transfer fee. Real estate taxes shall be apportioned on the basis of the calendar year for which assessed, except that if the closing date shall occur before the final tax rate is fixed, the apportionment of taxes shall be tentative, based upon the parties' best knowledge of the current year's assessments. At such time as the full year's taxes are known, the parties shall thereafter adjust as of the date of closing based upon the full year's taxes. Seller shall pay all roll-back taxes relating to farmland assessment whenever such assessment may be imposed by the taxing authority. The obligations of this paragraph with regard to any adjustments or payments subsequent to closing for real property taxes shall survive closing.

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SALE OF 35 INDUSTRIAL PARKWAY                                             Page-8
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     10. REPRESENTATIONS, WARRANTIES AND COVENANTS OF SELLER

Seller is the owner of the premises and has the authority to enter into this transaction.

Seller is a corporation, duly organized, validly existing and in good standing in the State of New Jersey. Seller has full power and authority to consummate the sale of the premises as set forth herein, and all requisite actions required by law to authorize the execution, delivery and performance of this Agreement have been taken.

Seller has not received any notice of any violation of any federal, state or municipal laws, ordinances, orders, rules, regulations or requirements affecting any portion of the premises. In the event of the issuance of any written notice of violations after the date hereof, but prior to the Closing, Seller agrees to correct such violations or to allow Purchaser a credit at Closing to make such corrections.

Seller has received no notice and has no knowledge of any pending improvements, liens or special assessments to be made against the premises by any governmental authority.

No portion of the premises is, and the Seller has not received any notice and has no knowledge that any portion of the premises will be, subject to or affected by any condemnation of similar proceeding.

The Seller has no knowledge of any existing action, suit or proceeding affecting the premises or any portion thereof or relating to, or arising out of the ownership, management or operation of the premises, in any court or before or by any federal, state, county or municipal department, commission, board, bureau or agency or other governmental instrumentality other then a suit by the present Mortgagee, Summit Bank, NA in foreclosure. (Summit Bank v Biosearch Medical Products, Inc. docket BER-L-10086-97 Bergen County, suit on contract; Summit Bank v Biosearch Medical Products, Inc. docket F-18439-97 suit on Foreclosure), it being the intention of Purchaser and Seller to satisfy and discharge the Mortgage held by Summit Bank at the closing.

No person, firm or other entity has any right of first refusal, option or any other right of any nature to acquire the premises or any portion thereof or any interest therein.

Neither the execution and delivery of this Agreement nor the consummation of the sale provided for herein will constitute a violation or breach by Seller of any provision of any agreement or other instrument to which Seller is a party or to which Seller may be subject although not a party, or will result in or constitute a violation or breach of any judgement, order, writ, injunction or decree issued against Seller.

There are no tenants or occupants, leases, mortgages or other liens or encumbrances,


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SALE OF 35 INDUSTRIAL PARKWAY                                             Page-9
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or other agreements affecting the operation of the premises.

Seller represents that there are no existing contracts for advertising, janitorial services, maintenance contracts, or purchase contracts or for other services which would be binding on the Purchaser after Closing or affect the premises being conveyed. All valid bills and claims for labor performed and materials furnished to or for the benefit of the premises for all periods prior to the Closing Date will be paid in full by Seller.

All public utilities required for the operation of the premises either enter the premises through adjoining public streets, or if they pass through adjoining private land, do so in accordance with valid irrevocable easements which run to the benefit of the owner of the premises.

Seller has maintained and will maintain through the Closing Date such insurance coverage as is adequate to insure the premises at full replacement cost.

To the best of Seller's knowledge, the premises are in full compliance with all New Jersey and Federal environmental laws, including, without limitation, ISRA, the New Jersey Spill Compensation and Control Act, N.J.S.A. 58:10-23, et seq., and the regulations promulgated thereunder, and all other rules and regulations of the New Jersey Department of Environmental Protection and Energy ("DEPE") and its various divisions. Seller has not dumped or disposed of, suffered or permitted dumping and disposal or, nor cleaned up any "Hazardous Substances", as such term is defined in N.J.S.A. 13:1 K-8(d) on or upon any portion of the premises. To the best of Seller's knowledge, the premises has not been used for any of the aforementioned purposes, or subjected to any such occurrences. Prior to the Closing Date, Seller shall prevent the dumping or disposal of any Hazardous Substances on or upon any portion of the premises. Seller hereby agrees to defend, indemnify, and hold Buyer harmless from and against any and all claims, losses, judgments, liabilities, damages and expenses (including with limitation cleanup costs and attorneys' fees arising by reason of any of the aforesaid or an action against the Seller under this indemnity) arising directly or indirectly from, out of, or by reason of any breach of this Section or the release of any Hazardous Substances prior to Closing. If any of the aforesaid representations are not true at the time of Closing, the Purchaser shall be permitted to terminate the Agreement and receive the return of the Deposit together with all accumulated interest.

Survival. The representation, warranties and covenants of the Seller listed above are true and complete as of the Execution Date and Seller will reaffirm their truth and completeness as of the Closing Date. All such representations, warranties and covenants shall survive the Closing.

     10A. PRE-CLOSING COVENANTS OF SELLER.


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SALE OF 35 INDUSTRIAL PARKWAY                                            Page-10
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     Seller covenants and agrees that subsequent to the Execution Date and until the Closing:

     Seller shall deliver the premises at the Closing Date in the same condition as it is on the Execution Date subject to ordinary wear and tear.

     Without the prior written consent of Purchaser in each instance, the Seller shall not enter into, renew, amend or extend any lease or enter into any new tenancy of any nature.

     Seller shall not suffer, cause or permit any change in the condition of the premises including, without limitation, the duping of any garbage, Hazardous Substances (as defined in N.J.S.A. 58:10-23.1lb(k), or of any fill or other materials, or the removal of any fill, soil or vegetation from the premises. Seller shall not suffer, cause or permit any use or the occupancy of the premises pending the Closing.

     In the event the Seller receives written notice from any governmental agency of any violation of any governmental rule, statute, ordinance or regulation affecting any portion of the premises, Seller shall promptly cure such violation, at its sole cost and expense, prior to the Closing. Seller shall provide Purchaser with copies of all such notices and any responses thereto.

     The risk of loss or damage to the premises by or as a result of any cause until the Closing Date is assumed by and shall be the responsibility of Seller.

     Certificate of Occupancy or other Governmental Approval. In the event that the Township of Branchburg requires the obtaining of Certificate of Occupancy, Certificate of Continuing Occupancy or any other type of governmental approval as a prerequisite for Closing, it shall be the obligation of the Seller to obtain same at its sole cost and expense. Seller shall make any repairs required to the premises for the issuance of said certificates or approvals, provided however, Seller has no duty to repair or modify the premises if said repair or modification is related to the activity or proposed activity of Purchaser.

     11. POSSESSION AND PRECLOSING ENTRY: Purchaser may enter into and upon the said lands and premises upon delivery of deed and from thence take the rents, issues and profits for its own use; provided, however, that Purchaser shall have the right, from time to time, to enter upon the premises prior to the date of closing hereunder for the purpose of conducting inspections, surveys and tests related to Purchaser's Intended Use and for satisfying of the Purchaser's Contingencies. Purchaser shall indemnity and hold Seller harmless from any and all liability for damage to persons or property arising from such entry prior to the closing date.

SALE OF 35 INDUSTRIAL PARKWAY                                            Page-11
--------------------------------------------------------------------------------

     12. ASSESSMENTS: If at the time for the delivery of the deed the premises, or any part thereof, shall be or shall have been affected by a special governmental assessment or assessments which are or may become payable in annual installments of which the first installment is then due or has been paid, then for the purpose of this Agreement, all of the unpaid installments of any such assessment, including those which are to become due and payable after the delivery of the deed, shall be deemed to be due and payable and to be liens upon the premises affected thereby and shall be paid and discharged by Seller upon delivery of the deed. Unconfirmed improvements or assessments, if any, shall be paid and allowed by Seller on account of the purchase price if the improvement or work has been commenced on or before the date hereof. Seller represents to the best of its knowledge that there are no unconfirmed improvements or assessments for improvements contemplated for the premises.

     13. REAL ESTATE BROKERAGE COMMISSION: Seller and Purchaser mutually represent and warrant to each other that there are no real estate brokers that either have dealt in connection with the negotiation of this Agreement.

     The parties hereto agree to save each other harmless and indemnify each other from any losses, damages, judgments and costs, including legal fees, which a party may suffer if the other party breaches its obligations hereunder or if the representation of the other party contained herein proves untrue or if the claim is made against the indemnifying party.

     14. RISK OF LOSS: Risk of loss, by reason of fire or other casualty, shall remain with Seller until the time of closing. In the event of fire or other casualty to the premises, Seller shall advise Purchaser within ten (10) days thereof If all or a material part of the premises is destroyed by fire or other casualty, Purchaser shall have the right to terminate this Agreement. For purposes hereof, a material damage shall be damage, the restoration or repair cost of which shall, as estimated by Seller's insurance company, exceed $200,000. In connection with any non-material casualty, Seller shall cause all repairs to be made on or before closing. In connection with any material casualty which does not result in Purchaser's termination of this Agreement, Purchaser shall have the right to require Seller to repair the premises, in which case the time for closing shall be extended as required to allow for such repair, or to purchase the premises in accordance herewith, without abatement of purchase price, and receive an assignment of proceeds of such insurance.

     15. CONDEMNATION: In the event condemnation or eminent domain proceedings shall be commenced by any governmental or quasi-governmental authority having jurisdiction therefor against all or any part of the premises, Seller shall promptly notify Purchaser and provide Purchaser with all information concerning such proceedings. Purchaser may, at its option, by giving written notice to Seller within forty-five (45) days after its receipt of the notice of such proceedings,

SALE OF 35 INDUSTRIAL PARKWAY                                            Page-12
--------------------------------------------------------------------------------

terminate this Agreement.

     In the event Purchaser does not elect to terminate this Agreement, then any award in condemnation and/or unpaid claims and rights in connection with such condemnation shall be assigned to Purchaser at closing, or if paid to Seller prior thereof, shall be credited against the unpaid balance of the purchase price due at closing. If Purchaser determines not to terminate this Agreement, Seller shall not adjust or settle any condemnation awards without the prior written approval of Purchaser and shall allow Purchaser to participate in all proceedings.

     16. FLOOD HAZARD AREA: If the premises are within a flood hazard area, Purchaser shall have the right to terminate this Agreement. Purchaser agrees to obtain a flood hazard certification within 30 days from the date hereof.

     17. BOUNDARY LINES: Seller represents that there are no encroachments from the premises onto adjoining properties or from adjoining properties onto the premises.

     18. NOTICES: All notices, demands or communications hereunder shall be sent by registered or certified mail, postage prepaid, return receipt requested, to the following addresses first appearing.

     19. ENTIRE AGREEMENT: This Agreement constitutes the entire agreement between the parties hereto. No amendment or modification hereof shall have any force or effect unless in writing and executed by all parties.

     20. BINDING EFFECT: This Agreement shall be binding upon and inure to the benefit of the parties hereto, their respective legal representatives, their heirs, executors, administrators, successors and assigns.

     21. GOVERNING LAW: This Agreement shall be construed in accordance with the laws of the State of New Jersey.

     22. HEADINGS: The article headings contained in this Agreement are for reference only for the convenience of the parties. They shall not be deemed to constitute a part of this Agreement nor shall they alter or supersede the contents of the paragraphs themselves.

     23. SURVIVAL: Whenever the context of this Agreement allows, expressly provides, or reasonably implies a continuing obligation, such continuing obligation shall survive the closing of title and delivery of the deed and shall not merge therein.

     24. RECORDING OF AGREEMENT: Seller and Purchaser agree that this Agreement will not be recorded.

SALE OF 35 INDUSTRIAL PARKWAY                                            Page-13
--------------------------------------------------------------------------------

     25. LIENS AGAINST THE PREMISES: All sums paid by Purchaser pursuant to the terms of this Agreement shall be returned to Purchaser upon Purchaser's termination of this Agreement and the same shall constitute liens against the premises.

     26. LOAN OF DOCUMENTS: Purchaser agrees that it will make available copies of its title insurance policy, present deed, proposed deed, 1994 ISRA submission and Resolution by the Board of Directors of Seller, authorizing the sale. Seller shall also make available to Purchaser plans and specifications utilized by Seller in connection with any applications made by Seller for any governmental approvals or in connection with the construction of any improvements on the premises.

     27. CALCULATION OF TIME PERIODS: With respect to any time periods set forth herein which are calculated from the date of this Agreement, it is understood and agreed that such time period commences from the date of final execution of this Agreement by all parties hereto, including execution of any riders or amendments hereto. The date of this Agreement shall be the date the last signatory executes this Agreement and any such riders or amendments.

     28. DEFAULT BY PURCHASER/LIOUIDATED DAMAGES: The parties hereto agree that in the event Purchaser shall default under this Agreement, the actual damages which Seller would suffer would be mathematically difficult to calculate. The parties hereto agree in good faith to estimate the amount of such damages which would reasonably compensate the Seller for such a default. Such amount is equal to $85,000. Accordingly, in the event of any default by Purchaser, Seller shall be entitled to liquidated damages in the sum of $85,000. The balance of the deposit, if any, together with interest, shall be returned to Purchaser.

     29.  COUNTERPARTS:   This  Agreement  will  be  signed  in  any  number  of
counterparts with the same effect as if the signatures thereto and hereto were upon the same instrument.

SALE OF 35 INDUSTRIAL PARKWAY                                            Page-14
--------------------------------------------------------------------------------

     IN WITNESS WHEREOF, the undersigned have set their hands and seals the day and year first above written.

Biosearch Medical Products. Inc., Seller


by: __________________________

Robert Keller, Vice President


Hydromer, Inc., Purchaser

by: __________________________

Ken Brice, Vice President

Date: ________________________

SALE OF 35 INDUSTRIAL PARKWAY                                            Page-15
--------------------------------------------------------------------------------

Schedule A

LEGAL DESCRIPTION:

BEGINNING at the most northerly corner of Lot 3D, as shown on "Plan of Major Subdivision-Final Plat: Industrial Property of Herbert Vollers-Readington Road, situated in Branchburg Twp., Somerset County" dated September 1965, revised April 1967, which map was filed in the Somerset County Clerks's Office as Map No. 1139 and from said Beginning point running; (1) South 66 degrees, 06 minutes, 44 seconds East, 531 .87 feet along the southerly property line of the Central Railroad Company of New Jersey to a point and corner of Lot 3A as shown on the map herein referred to; thence (2) South 24 degrees, 15 minutes West,
493.73 feet along Lot 3A to the center line of Industrial Parkway; thence (3) North 65 degrees, 45 minutes West, 658.13 feet along the center line of Industrial Parkway; thence (4) North 38 degrees, 41 minutes, 12 seconds East,
506.36 feet to the point and place of BEGINNING. Containing 6.2 aces more or less.

The above description includes all of Lot 3D as shown on "Plan of Major Subdivision-Final Plat: Industrial Property of Herbert Vollers-Readington Road, situated in Branchburg Twp., Somerset County" dated September 1965, revised April 1967, which map is filed in the Somerset County Clerk's Office as Map No. 1139.

Being the same premises conveyed to Fabri-Kal Corporation by deed of Herbert D. Vollers and Nancy V. Vollers, his wife, dated July 16, 1970, and recorded in the Somerset County Clerk's Office in Deed Book 1229 at page 848.

Together with all rights of Fabri-Kal Corporation under deed dated December 29, 1972, to the Township of Branchburg and recorded in the Somerset County Clerk's Office in Deed Book 1274 at page 591.

Also being the same premises conveyed to Biosearch Medical Products, Inc. by deed of Fabri-Kal Corporation, dated September 9, 1980, and recorded in the Somerset County Clerk's Office in Deed Book 1427 at page 620.

Further being made subject to agreements, covenants, easements and restrictions of record and such facts as an inspection and accurate survey would disclose.

                                      Lease

               HYDROMER, Inc. to BIOSEARCH MEDICAL PRODUCTS, Inc.
                 Premises-35 Industrial Parkway, Somerville, NJ
                                    36 Months

                                      Lease



               HYDROMER, Inc. to BIOSEARCH MEDICAL PRODUCTS, Inc.
                 Premises-35 Industrial Parkway, Somerville, NJ
                                   36 Months


     THIS LEASE is made as of the twelfth day of June, 1998, between Hydromer, Inc. (hereinafter referred to as "Landlord") and Biosearch Medical Products, Inc. (hereinafter referred to as "Tenant").

                                    SECTION 1
                              DEMISE AND BASIC RENT

     Landlord hereby rents to Tenant and Tenant hereby rents from Landlord, approx. 1 6,500 sq. ft. in the east side of the building, commonly known as 35 Industrial Parkway, Somerville, NJ, the east side being identified as Schedule A attached hereto, (hereinafter referred to as the "Premises"), in its "As Is" condition, for the term of beginning on the day of that the real estate containing the premises is conveyed by Tenant to Landlord and ending on 36 months later, at seven Dollars ($7.00) per sq ft. per year, the amount of three hundred and forty six thousand five hundred dollars ($346,500) ("Prepaid Rent") being acknowledged as received by Landlord from Tenant as part of the sale of the real estate in which the Premises is part and parcel therein to be utilized by Tenant at the rate of $9,625 per month (herein the "Basic Rent").

                                    SECTION 2
                    ADDITIONAL RENT, TAXES, ASSESSMENTS, ETC.

     If the premises is separately metered for utilities, Tenant will pay such bills else Tenant will pay 65% of all utility bills for the entire building. All other costs of operation (such as but not limited to taxes, building insurance, grounds upkeep, snow removal and other like costs) are to be shared equally ("Additional rent").

                                    SECTiON 3
                         AFFIRMATIVE COVENANTS OF TENANT

     Tenant, jointly and severally if more than one, hereby covenants with Landlord as follows:

          (A) to pay any Additional Rent within Ten (10) days of date of invoice therefor;

          (B) to keep the Premises in good order; and

          (C) to surrender the peaceful and quiet possession of the Premises at the end of the term or any shorter period, broom clean and in as good condition as when received (normal wear and tear and damage from insured events excepted).

                                   SECTION 3A
                                ADDITIONAL TERMS

1. Landlord shall pay for the cost of construction of interior demising walls which shall be finished on both sides together with the doors to be located therein. All other interior modifications shall be

LEASE - HYDROMER, Inc. to BIOSEARCH MEDICAL PRODUCTS, Inc.
35 Industrial Parkway, Somerville, N.J.                                   page-2
36 months
================================================================================

the responsibility of the Tenant.

2. Landlord will reimburse Tenant for any electricity or utilities used by Landlord on Tenant's meters.

3. Landlord will grant Tenant access to the loading dock to load trucks.

4. Landlord recognizes there is a security system covering the entire premises and Tenant will disconnect the sensors in the non-leasehold from the system.

5. Tenant has the right to park up to 3 trailers and 2 refuse containers in the rear parking lot for storage, provided no municipal ordinances are violated. At the end of the lease these trailers and containers shall promptly removed.

                                    SECTION 4
                          NEGATIVE COVENANTS OF TENANT

     Tenant hereby covenants that Tenant will not do, suffer or permit any of the following:

          (A) anything to be done in or about the Premises which will contravene any policy of insurance against loss by fire;

          (B) violate the Certificate of Occupancy for the Premises or use, or permit to be used, the Premises for the purposes other than those allowed by the zoning ordinances of the Township of Branchburg;

                                    SECTION 5
                                 QUIET ENJOYMENT

     The Landlord covenants that he shall do nothing to affect the Tenant's right to peaceably and quietly have, hold and enjoy the Premises for the term herein mentioned, subject to the provisions of this Lease and to any mortgage or deed of trust to which this Lease shall be subordinate.

                                    SECTION 6
                                   ALTERATIONS

     Tenant shall not make any alterations or additions to the Premises without the prior written consent of Landlord. Any alterations, additions or repairs the Tenant shall be permitted to make shall be done at Tenant's own expense.

     Landlord shall make all alteration to secure the Premises from the other parts of the building, including installing separate meters to insure Tenant does not pay for any part of the non-leasehold.

                                    SECTION 7
                               EXPIRATION OF LEASE

     Upon expiration of this Lease Tenant shall deliver as soon afterwards as a received from the state of New Jersey, an approval of a negative declaration regarding the premises pursuant to the

LEASE - HYDROMER, Inc. to BIOSEARCH MEDICAL PRODUCTS, Inc.
35 Industrial Parkway, Somerville, N.J.                                   page-3
36 months
================================================================================

Industrial Site Recovery Act (N.J.S.A. 13:1 K-6 et seq.) (hereinafter, ISRA).

     In the event Tenant does not surrender the premises to Landlord upon the expiration of this Lease, Tenant shall pay a holdover rent of $19,250 for each month of holdover. This is not an election of remedies and Landlord may take any other action to remove Tenant allowed by law or equity.

                                    SECT1ON 8
                              EFFECT OF DESTRUCTION

     If the Premises shall be destroyed or rendered untenantable by fire or unavoidable accident, or if the building in which the Premises are located is so damaged that Landlord shall elect to demolish it or rebuild it, the tenancy hereby created shall be thereby terminated, and, provided Tenant is not in default at the time of such destruction, Landlord shall refund the unused portion of the Prepaid Rent, payable in 4 equal installments over a 4 month period. Landlord at its own expense shall purchase insurance if available to insure this obligation and add it to any insurance policy as a rider if available. Such refund obligation may be set off against any obligation of Tenant to Landlord under section 1 2, below.

                                    SECTION 9
                                    INSURANCE

     Tenant shall provide and keep in force during the term of this Lease general liability insurance for injury or damage to persons or property in or upon the Premises during the term of this Lease. The said policy shall be with limits not less than one million Dollars ($1,000,000) in respect of any one person, in respect of any one accident and in respect of property damage and shall also contain an endorsement protecting the Landlord for water damage and sprinkler damage liability with respect to property other than the Landlord's.

     Landlord shall insure the building including the premises as Landlord deems fit. Tenant shall have the right to purchase any additional insurance to cover losses of Tenant.

     Tenant shall also furnish insurance for such other hazards and in such amounts as Landlord may reasonably require. Landlord reserves the right at any time and from time to time to require the limits for any of the insurance under this Section to be increased to limits which Landlord deems reasonable. Tenant shall provide a certificate evidencing such insurance to Landlord. Landlord shall be a named insured on any such policy. No such policy may be canceled without ten days prior notice to Landlord.

                                   SECTION 10
                                     REPAIRS

     Tenant shall keep the Premises in good condition and repair and shall redecorate, paint and renovate the Premises as may be necessary to keep them in good condition and repair and good appearance and in compliance with the laws and regulations applicable to Tenant's business.

                                   SECTION 11
                                 SUBORDINATION

LEASE - HYDROMER, Inc. to BIOSEARCH MEDICAL PRODUCTS, Inc.
35 Industrial Parkway, Somerville, N.J.                                   page-4
36 months
================================================================================

     This Lease is and shall be subject and subordinate to all present and future mortgages, deeds of trust or underlying leases affecting the Premises. Tenant shall execute any instrument which may be deemed necessary or desirable by Landlord to further effect or to evidence the subordination of this Lease to any such mortgage, deed of trust or underlying lease.

                                   SECTION 12
                                 INDEMNIFICATION

     Tenant agrees to indemnify and hold harmless the Landlord, each mortgagee, ground or underlying lessor of the Premises from and against any and all liabilities, damages, claims, losses, judgments, causes of action, costs and expenses (including reasonable counsel fees and legal expenses) which may be incurred by Landlord or any such mortgagee or underlying lessor relating to or arising out of any breach by Tenant of (i) its obligations to be performed under this Lease, or (ii) the carelessness, negligence or improper conduct of Tenant, its agents, contractors, employees, invitees or licensees, or (iii) arising out of the use and occupancy of the Premises or any work or thing whatsoever done or any condition created in or about the Premises during the term of this Lease. In case any action or proceeding be brought against Landlord by reason of any such claim, Tenant, upon notice from Landlord, shall resist and defend such action or proceeding. Tenant shall be entitled to a credit against such indemnification in the amount of any unused, pre-paid basic rent in the event that the Premises are destroyed or rendered untenantable by Tenant's act or omission hereunder.

                                   SECTION 13
                                   EXCULPATION

     The term "Landlord" as used in this Lease means only the holder, for the time being, of the Landlord's interest under this Lease so that in the event of any transfer of title to the Premises, the Landlord shall be and hereby is entirely free and relieved of all obligations of Landlord hereunder accruing after such transfer. Tenant acknowledges that there is absolutely no personal liability on the part of the Landlord, its successor or assigns with respect to any of the terms, covenants and conditions of this Lease, and that Tenant shall look solely to the equity of Landlord in the Building for the satisfaction of each and every remedy of Tenant in the event of any breach by Landlord of any of the terms, covenants and conditions of this Lease to be performed by Landlord.

                                   SECTION 14
                                 BINDING EFFECT

     This Lease shall be binding upon and shall inure to the benefit of the parties hereto and their personal representatives, successors and assigns, and sub-tenants.

                                   SECTION 15
                                ASSIGNMENT/SUBLET

     Provided Tenant is not in default, Tenant shall have the unrestricted right to assign this prepaid lease or sub-let the premises provided the assignee or sub-tenant as the case may be agrees to be bound by the provisions of this lease, provided however, Landlord shall have the: (i) option of exercising a right of first refusal to prevent such sub-lease or assignment by the payment of a monthly rate of $9,625 times the number of months left in this pre-paid lease, provided further such right shall be exercised, within 10 days of the receipt of a written notice by Tenant to Landlord.

LEASE - HYDROMER, Inc. to BIOSEARCH MEDICAL PRODUCTS, Inc.
35 Industrial Parkway, Somerville, N.J.                                   page-5
36 months
================================================================================

This payment shall be made in 4 equal installments over a 4 month period or (ii) in the event the Basic Rent paid by such assignee/subtenant exceeds $7.00/sq. ft. per year, Landlord may elect not to exercise its option of first refusal in consideration for payment of 50% of the monthly amount by which assignee/subtenant's Basic Rent exceeds a rate of $7.00 per square foot per year.

                                   SECTION 16
                                 APPLICABLE LAW

     The Lease shall be interpreted and construed in accordance with the laws of the State of New Jersey (excluding New Jersey conflict of laws) and by the state courts of New Jersey.

                                   SECTION 17
                                    CAPTIONS

     The captions appearing in this Lease are inserted only as a matter of convenience and do not define, limit, construe or describe the scope or intent of the Sections of this Lease nor in any way affect this Lease.

                                   SECTION 18
                                TENANT'S DEFAULT

     A default under this lease by Tenant shall exist if any of the following occurs:

          (a) If Tenant fails to pay Additional Rent or any other sum required to be paid hereunder within ten (10) days of when due; or

          (b) If Tenant fails to perform any term, covenant or condition of this Lease except those requiring the payment of money, and Tenant fails to cure such breach within thirty (30) days after written notice from Landlord where such breach could be reasonably cured within such thirty (30) day period; provided, however, where such failure could not reasonably be cured within the thirty (30) day period, that Tenant shall not be in default if it commences such performance within the thirty (30) day period and diligently thereafter prosecutes the same to completion; or

          (c) If Tenant shall have abandoned or vacated the Premises for more than ten (10) consecutive days except by reason of fire or other casualty pursuant to Section 8 of this Lease.

                                   SECTION 19
                                    REMEDIES

     Upon a default, Landlord shall have the following remedies, in addition to all other rights and remedies provided by law or otherwise provided in this Lease, to which Landlord may resort cumulatively or in the alternative:

          (a) Landlord may continue this Lease in full force and effect, and this Lease shall continue in full force and effect as long as Landlord does not terminate this Lease, and Landlord shall have the right to collect Additional Rent and other charges when due or at the Landlord's option to set off against the Prepaid Rent.

LEASE - HYDROMER, Inc. to BIOSEARCH MEDICAL PRODUCTS, Inc.
35 Industrial Parkway, Somerville, N.J.                                   page-6
36 months
================================================================================

          In addition, for the period of any default, any unpaid Additional Rent shall accrue interest at the annualized rate equal to the Prime Rate in the Wall Street Journal plus 2% compounded monthly.

          (b) Landlord may terminate Tenant's right to possession of the premises at any time by given written notice to that effect, and relet the Premises or any part thereof. On giving the notice, all of Tenant's rights in the Premises, shall terminate. Upon such termination, Tenant shall surrender and vacate Premises, and Landlord may re-enter and take possession of the Premises and all remaining improvements or property and eject Tenant or any of Tenant's sub-tenants, assignees or other person or persons claiming any right under or through Tenant. This Lease may also be terminated by a judgement specifically providing for termination. Any termination under this Article shall not release Tenant from the payment of any sum then due Landlord or from any claim for damages or Additional Rent or other sum previously accrued or then accruing against Tenant. Upon such termination Tenant shall be liable immediately to Landlord for all costs Landlord incurs in reletting the Premises or any part thereof, including, without limitation, legal fees and expenses, broker's commissions, expenses of cleaning and restoration, repair or redecorating the Premises required by reletting and like costs which at Landlord's option may be set off against the unused Prepaid Rent. Provided, however, upon such termination, Tenant shall be entitled to a credit in the amount of any unused prepaid Basic Rent, which credit if any shall be paid in 4 equal monthly installments.

          Reletting may be for a period shorter or longer then the remaining term of this Lease. Acts of maintenance, efforts to relet the Premises or the appointment of a receiver on Landlord's initiative to protect Landlord's interest under this Lease shall not constitute a termination or interfere of or with Tenant's right to possession.

          In the event Landlord terminates Tenant's right to possession under this section and occupies the premises, Tenant shall immediately be entitled to a credit in the amount of any unused Prepaid Rent, which credit if any shall be paid in 4 equal monthly installments.

          (c) In the event of a breach by Tenant of any of the terms hereof, Landlord shall have the right of injunction to restrain the same.

          (d) Landlord and Tenant hereby mutually, knowingly, irrevocably, voluntarily and intentionally waive trial by jury in any action, proceeding or counterclaim brought by either party hereto against the other in any way connected with this Lease. Each party further warrants and represents that it has reviewed this waiver with legal
          counsel  and  that  each  waived  its  jury  trial  rights   following
          consultation with legal counsel. This waiver shall apply to any and all subsequent amendments and any other agreements relating to the subject matter hereof. In the event of litigation, this lease may be filed as a written consent to a trial by court, sitting without jury.

                                   SECTION 20
                                    NO WAIVER

The failure of either party to insist, in any one instances, upon strict performance of any covenants of this Lease, or to exercise any options herein contained, shall not be construed as a waiver or relinquishment for the future, of such covenant or option, but the same shall continue and remain in

LEASE - HYDROMER, Inc. to BIOSEARCH MEDICAL PRODUCTS, Inc.
35 Industrial Parkway, Somerville, N.J.                                   page-7
36 months
================================================================================

full force and effect. Even though Landlord has consented that this Lease may be assigned or the premises sublet, any assignee may not further assign or any sub-tenant may not sublet without express consent in writing by Landlord.

     WITNESS the hands and seals of the parties hereto as of the day and year first above written.


ATTEST/WITNESS:                       LANDLORD-Hydromer, Inc.

__________________________            BY: _______________________(SEAL)



ATTEST/WITNESS:                       TENANT-Biosearch Medical Products, Inc.

__________________________            BY: _______________________(SEAL)

LEASE - HYDROMER, Inc. to BIOSEARCH MEDICAL PRODUCTS, Inc.
35 Industrial Parkway, Somerville, N.J.                                   page-8
36 months
================================================================================


Schedule A

Partition of premises into 16,500 sq ft leasehold.



******INSERT DRAWING HERE*****

                                   Schedule A

                               [GRAPHIC OMITTED]

                Graphical Presentation of 35 Industrial Parkway

                               [GRAPHIC OMITTED]

         Graphical Presentation of Parking Plan for Hydromer & Biosearch